Exhibit 10.3

DESCRIPTION OF THE MATERIAL TERMS OF
THE MIVA 2008 BONUS PROGRAM

The MIVA 2008 Bonus Program (the “Bonus Program”) provides for the payment of cash bonuses to employees of MIVA, Inc. (the “Company”) and its subsidiaries, including the Company’s currently employed named executive officers (the “NEOs,” as named in the Company’s 2007 proxy statement). Bonus payouts to the NEOs under the Bonus Program are based on achievement of adjusted EBITDA objectives for the Company for the fiscal year ended December 31, 2008. Adjusted EBITDA is defined as EBITDA (earnings before interest, income taxes, depreciation, and amortization) plus non-cash compensation expense plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business.

The following table sets forth the target bonus amounts for which an NEO is eligible under the Bonus Program:

		Target Bonus
Executive Officer	Position	(as a % of 2008 base salary)
Peter Corrao	Chief Executive Officer	80%
Sebastian Bishop	President and Chief Marketing Officer	55%*
Lowell W. Robinson	Chief Financial Officer and Chief Operating Officer	60%
John Pisaris	General Counsel	50%

* If exchange rates vary to the extent that the U.S. dollar strengthens significantly against Sterling, then this percentage may vary and for this individual only.

Any bonus payouts to NEOs will be made on an annual basis. Participants in the Bonus Program, including the NEOs, are eligible to over-achieve their target bonus based on over-achievement of adjusted EBITDA to a maximum total payout per participant of 200% of such participant’s target bonus. In the event of a change of control, the adjusted EBITDA objectives will be deemed to be met for the NEOs, and each NEO’s target bonus for the full year will be paid upon consummation of the change of control, and in any event, no later than March 15, 2009.

Except for certain executives, or as provided in a contract to the contrary, a participant’s right to any bonus under the Bonus Program will cease upon termination of employment for any reason, whether voluntary or involuntary. For NEOs with employment contracts containing provisions for termination for “good reason” or termination by the Company “without cause,” upon separation of employment for either of those reasons, the executive will receive an amount equal to their target bonus, pro-rated for the amount of time employed by the Company in fiscal 2008, increased or decreased pursuant to actual performance versus targeted performance in the Bonus Program measured as of the end of the calendar month preceding the termination date. Any such pro-rata bonus will be paid as soon as administratively possible following termination, and in any event, no later than March 15, 2009.

The Company reserves the right to amend or cancel the Bonus Program for any reason in its sole discretion.